Exhibit 8.2

Vorys, Sater, Seymour and Pease LLP Legal Counsel	52 East Gay St. PO Box 1008 Columbus, Ohio 43216-1008 614.464.6400 | www.vorys.com Founded 1909

September 20, 2022

Liberty Bancshares, Inc.

118 South Main Street

Ada, Ohio 45810

Ladies and Gentlemen:

You have requested our opinion as to the material U.S. federal income tax consequences of the merger (the “Merger”) of Liberty Bancshares, Inc., an Ohio corporation (the “Company”), with and into MBCN Merger Subsidiary, LLC, an Ohio limited liability company (“Merger Sub”) wholly owned by Middlefield Banc Corp., an Ohio corporation (“Middlefield”), pursuant to the Agreement and Plan of Merger, dated as of May 26, 2022, by and among the Company, Merger Sub and Middlefield (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the certificate of representations of the Company, executed by a duly authorized officer of the Company and dated as of the date hereof, and (b) the certificate of representations of Middlefield, executed by a duly authorized officer of Middlefield and dated as of the date hereof (each, a “Certificate” and collectively, the “Certificates”), (iii) the registration statement of Middlefield on Form S-4, and the proxy statement of the Company and the prospectus of Middlefield included therein, filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2022, as amended on the date hereof (collectively, the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents

Vorys, Sater, Seymour and Pease LLP

Liberty Bancshares, Inc.

September 20, 2022

that affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time, true and correct as if made without such qualification and that neither the Company nor Middlefield will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. In addition, we assume that any Dissenting Shareholder will receive, pursuant to statutory procedures, an amount per Dissenting Share that will not materially exceed the product of (a) the number of shares of Middlefield Common Stock to which the holder of Liberty Common Shares otherwise would have been entitled under the Agreement for each of their Liberty Common Shares, and (b) the closing price of a share of the Middlefield Common Stock on the day prior to the date of the Effective Time, as reported on Nasdaq. Finally, we assume that none of the parties to the Agreement will waive any of the conditions to closing set forth in Article VIII of the Agreement. All assumptions described above have been made with your permission.

Subject to the foregoing and any other assumptions, limitations, and qualifications specified herein, (i) it is our opinion that, for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the discussion contained in the Registration Statement under the caption “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, is our opinion regarding the U.S. federal income tax consequences that are material to a U.S. holder of Liberty Common Shares that holds such shares as a capital asset.

Our opinion is limited to the foregoing U.S. federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other U.S. federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Our opinion is based on our understanding that the relevant facts are, and will be as of the Effective Time, as described above. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Code, the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described above.

Vorys, Sater, Seymour and Pease LLP

Liberty Bancshares, Inc.

September 20, 2022

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,
/s/ Vorys, Sater, Seymour and Pease LLP
Vorys, Sater, Seymour and Pease LLP